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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

Prior to the offering described in the Registration Statement: None.
                                           Film Roman Acquisition, Inc., a
                                           California corporation.

Following the offering described in the Registration Statement: Film Roman, Inc., a California corporation.